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Art Slusark; (515) 284-3404; (515) 360-2867;  art.slusark@meredith.com
Patrick Taylor; (212) 551-6984; (917) 318-5456; patrick.taylor@meredith.com

MEREDITH BOARD ELECTS STEPHEN M. LACY PRESIDENT AND COO

Jack Griffin named Meredith Publishing Group President

DES MOINES, IA AND NEW YORK, NY (May 11, 2004) – Meredith Corporation (NYSE:MDP), one of America’s leading media and marketing companies and publisher of Better Homes and Gardens, announced today that its Board of Directors has elected Stephen M. Lacy as a Board member, effective immediately, and elected him President and Chief Operating Officer, effective July 1.

In his new role, Lacy, 50, will oversee all of Meredith’s business operations, including magazine and book publishing, integrated marketing, interactive media and broadcast television.  He will continue to report to Meredith Chairman and CEO William T. Kerr, allowing Kerr to focus more time on long-term strategy and succession planning.

The Board today also elected John H. Griffin, Jr. to succeed Lacy as Meredith Publishing Group President.  Griffin, 43, currently serves as Meredith Magazine Group President, a position he has held since June 2003.

“During his tenure at Meredith, Steve Lacy has proven to be an outstanding growth-oriented leader of successful, industry-leading businesses,” Kerr said.  “Of equal importance, he is a great motivator who stresses communication and accountability.  He is an exceptionally quick study and one of the hardest-working executives I’ve ever known.  He’s been my right-hand man for the last four years and is extremely qualified for this position.”

Meredith’s media and marketing businesses reach more than 85 million Americans every month via 17 subscription magazines, 160 special interest publications, 300 books, 12 television stations, 26 Web sites and 125 custom publications.

Lacy joined Meredith in February 1998 as VP/Chief Financial Officer and was promoted to President of the Meredith Integrated and Interactive Marketing Group in March 2000.  He was promoted again to Meredith Publishing Group President in November 2000.

Lacy’s first task was to shepherd Meredith’s Publishing Group through one of the worst advertising downturns in the industry’s history.  Focusing on brand-building and initiatives to gain market share, Meredith emerged more quickly and much stronger than its competitors.  In calendar 2003, advertising pages in Meredith’s magazines increased 19 percent, while the industry on average increased 1 percent, according to the Publishers Information Bureau.

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Lacy also engineered the purchase of the American Baby Group, which has dramatically increased Meredith’s reach to younger women. These successes, combined with record-breaking performance by Meredith Books and Meredith Integrated Marketing, led to Lacy being named “Publishing Executive of the Year” for 2003 by Advertising Age, the media’s most influential trade magazine.

Lacy, a Certified Public Accountant, earned both a bachelor’s and master’s degrees in accounting from Kansas State University. He serves on the Board of Directors, the Executive Committee and is Treasurer of the Direct Marketing Association. He also serves on the Board of the Advertising Council. He is currently Board Chair of United Way of Central Iowa and serves on the Board of the American Red Cross, Central Iowa Chapter. Lacy, his wife, Cathy, and their son and daughter reside in Des Moines.

Griffin, whose career includes experience in magazines, custom publishing, interactive media, television and newspapers, rejoined Meredith in June 2003 after serving four years as President of Parade Publications, Inc. and Publisher of PARADE magazine. Prior to joining Parade Publications, Griffin spent five years with Meredith. He served in a number of sales and marketing roles, including General Manager of Meredith Integrated Marketing, and Vice President of Marketing for the Meredith Broadcasting Group. Prior to joining Meredith, Griffin was with McCall’s magazine, rising to the post of Vice President, Sales and Development.

“Jack is a smart, talented, experienced, aggressive and well-known sales and marketing leader and perfectly suited for these expanded responsibilities,” Lacy said. “His wide range of experiences will help us build on our Publishing Group’s current success and move us forward to new heights.”

Griffin earned an MBA degree from the Yale University School of Management and a Bachelor of Arts degree (cum laude) from Boston College. He is Chairman-Elect of the American Advertising Federation and in 2001 was inducted into its Hall of Achievement. He serves on the Board of Directors of Catholic Relief Services and the Yale University Alumni Fund. Griffin and his wife, Kathleen, have two sons and reside in Fairfield, CT.

About Meredith
Meredith Corporation (www.meredith.com) is one of the nation’s leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, integrated marketing, and interactive media. The Meredith Publishing Group, the country’s foremost home and family authority, features 17 magazine brands, including Better Homes and Gardens, Ladies’ Home Journal and American Baby, and more than 160 special interest publications. Meredith owns 12 television stations, including properties in top-20 markets such as Atlanta and Phoenix.

Meredith has nearly 300 books in print and has established marketing relationships with some of America’s leading companies, including The Home Depot, DIRECTV, DaimlerChrysler, Wal-Mart and Carnival Cruise Lines. Meredith’s consumer database, which contains approximately 85 million names, is the largest domestic database among media companies. Additionally, Meredith has an extensive Internet presence that includes 26 Web sites and strategic alliances with leading Internet destinations.

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To download a photo of Steve Lacy, please click the link. http://www.meredith.com/lacy.htm

To download a photo of Jack Griffin, please click the link: http://www.meredith.com/griffin.htm